December 17, 2003

Beth Copeland - Media
(317) 269-1395
William J. Brunner - Shareholders & Analysts
(317) 269-1614

FOR IMMEDIATE RELEASE

First Indiana Corporation’s Search for New President Nears Completion; Announcement Expected Early in 2004
Vice Chairman and CEO of Corporation Named Interim President and CEO of First Indiana Bank

         (INDIANAPOLIS) – First Indiana Corporation today announced that its search for a new President and Chief Executive Officer of the Corporation’s subsidiary, First Indiana Bank, N.A., is nearing completion and is expected to be announced early in 2004 and the position filled during the first quarter. The candidate will replace Owen B. Melton, Jr., who is retiring from those positions on December 31, 2003, as previously announced.

         The Corporation also announced that Marni McKinney, Vice Chairman and CEO of the Corporation and Chairman of the Bank, will assume the additional titles of President and COO of the Corporation and President and CEO of the Bank pending the appointment of a successor for Mr. Melton.

         A twenty-year veteran of banking, Ms. McKinney joined First Indiana in 1982, was elected Vice Chairman of the Corporation and the Bank in 1994, Chairman of the Bank in 1998, and CEO of the Corporation in 2000.

         “I am very pleased by the qualifications and talent of the candidates the search committee of the Board of Directors has interviewed. We feel it is more important to find the right candidate than to rush the search process,” Ms. McKinney said. “However, I am confident that we will be announcing a new President and CEO early in 2004, and I look forward to leading First Indiana during this interim period.”

         First Indiana Corporation (NASDAQ – FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis, and Somerset, an accounting and consulting firm. Founded in 1915, First Indiana Bank is a national bank with 33 offices in Central Indiana, plus construction and consumer loan offices in Indiana, Arizona, Florida, Illinois, North Carolina, and Ohio. First Indiana also originates consumer loans in 46 states through a national independent agent network. Through Somerset and FirstTrust Indiana, First Indiana offers a full array of tax planning, accounting, consulting, retirement and estate planning, and investment advisory and trust services. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

         Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. First Indiana intends such forward-looking statements to be covered by the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe-harbor provisions. The ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and involves a number of risks and uncertainties. In particular, among the factors that could cause actual results to differ materially are general economic conditions, unforeseen international political events, the Corporation’s inability to identify a suitable executive candidate or to reach an agreement with the candidate as to terms of employment, or changes in the Corporation’s strategic direction due to interest rates (including reductions or increases in lending rates established by the Board of Governors of the Federal Reserve System), changes in consumers’ investment decisions due to shifts in interest rates, loss of deposits and loans to other savings and financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, or unanticipated results in pending legal proceedings or regulatory filings. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.